Exhibit 1.2

Amendment to At The Market Offering Agreement

May 2, 2025

R.F. Lafferty & Co., Inc.

40 Wall Street, 29th Floor

New York, New York 10005

Ladies and Gentlemen:

Reference is made to the At The Market Offering Agreement dated August 1, 2024 (the “Sales Agreement”) between Janover Inc., now Defi Development Corp. (the “Company”), and R.F. Lafferty & Co., Inc. (“Lafferty”) relating to the establishment of an “at the market” facility by the Company pursuant to which the Company may issue or sell through or to Lafferty as sales agent or principal from time to time such number of shares of the Company’s common stock, par value $0.00001 per share upon the terms and conditions set forth therein.

The Company and Lafferty hereby acknowledge the following:

1.	Effective April 17, 2025, the Company changed its name from “Janover Inc.” to “DeFi Development Corp.”.

2.	The Company and Lafferty wish to amend the Sales Agreement to reduce the “Broker Fee” as defined in Section 2(b)(v) of the Sales Agreement from 2.5% to 0.50% for sales thereunder from and after May 5, 2025.

3.	The Company wishes to clarify that it is at the date hereof not subject to the limitations set forth in General Instruction I.B.6 of Form S-3 on the aggregate market value of securities sold pursuant to its Registration Statement.

The Company and Lafferty, therefore, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, hereby agree to amend the Sales Agreement as provided herein.

1.	Amendments.

(a)	All references to “Janover Inc.” in the Sales Agreement shall be changed to references to “DeFi Development Corp.”

(b)	The first sentence of Section 2 of the Sales Agreement is hereby deleted and replaced in its entirety with the following sentence:

“The Company proposes to issue and sell through or to the Manager, as sales agent and/or principal, from time to time during the term of this Agreement and on the terms set forth herein, up to such number of shares (the “Shares”) of the Company’s common stock, $0.00001 par value per share (“Common Stock”), that does not exceed (a) the number or dollar amount of shares of Common Stock registered on the Prospectus Supplement, pursuant to which the offering is being made or (b) the number of authorized but unissued shares of Common Stock (less the number of shares of Common Stock issuable upon exercise, conversion or exchange of any outstanding securities of the Company or otherwise reserved from the Company’s authorized capital stock) (the lesser of (a) and (b) being the “Maximum Amount”).”

(c)	The first sentence of Section 2(b)(v) of the Sales Agreement is hereby deleted and replaced in its entirety with the following sentence:

“The compensation to the Manager for sales of the Shares under this Section 2(b) shall be a placement fee of 2.5% for sales prior to May 5, 2025 and a placement fee of 0.50% of the gross sales price of the Shares sold from and after May 5, 2025 pursuant to this Section 2(b) (the “Broker Fee”).”

2.	Remaining Validity. All terms and conditions of the Sales Agreement not affected by the amendments thereto effected by this letter agreement are hereby reaffirmed and remain unchanged and in full force and effect.

3.	Governing Law. This letter agreement shall be governed by and construed in accordance with the law of the State of New York.

4.	Headings. The section headings in this letter agreement are intended for convenience and reference only and are not intended to define, limit, or describe the scope or intent of any provisions hereof.

5.	Counterparts. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This letter agreement may be executed with electronic, facsimile, or e-mailed signatures. Such signatures shall be deemed valid for all purposes as if they were signed by hand.

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In acknowledgement of that the foregoing correctly sets forth our understanding, please sign in the space provided below, whereupon the Sales Agreement shall be amended as provided hereby.

Very truly yours,

DeFi Development Corp.

By:	/s/ Parker White
	Name:	Parker White
	Title:	Chief Operating Officer & Chief Investment Officer

Accepted and agreed,
as of the date first above written:

R.F. Lafferty & Co., Inc.

By:	/s/ Robert Hackel
	Name:	Robert Hackel
	Title:	Chief Operating Officer